Exhibit 10.9
Non-Employee Director Compensation and Benefits Plan

Compensation Element		Amount
Board Cash*		$125,000
Board Equity Restricted Stock Units (RSUs)*		$200,000
Committee Chair Cash Retainer*	Audit	$ 25,000
	Compensation	$ 20,000
	Nominating & Governance	$ 15,000
Board Leadership Cash Retainer*	Lead Independent Director	$ 40,000
	Non-Executive Chair	$130,000
Stock Ownership Requirements
5x Board Cash Retainer to be met within 5 years		$625,000
* Directors may make a voluntary election to defer, as provided below.

1.Board Compensation.

a.Cash. Annual cash compensation of $125,000 (Board Compensation) is paid to each Director in four installments following the end of each quarter of service.

Directors who join the Board during the middle of a quarter, and are on board for one, but not all, regularly scheduled meeting(s) during the quarter, receive 50% of the quarterly fee installment.

b.Equity. Annual equity of $200,000 will be granted to each Director in the form of RSUs on the GE HealthCare annual meeting date (Meeting Date). Each RSU is equal in value to a share of the GE HealthCare common stock (GEHC Stock) based on the closing market value on the grant date and will vest on the earlier of the date of the next Meeting Date or the one-year anniversary of the grant date. RSUs will be converted into GEHC Stock on the vesting date unless deferred under Section 4 below. RSUs accumulate quarterly dividend equivalent payments (Dividend Equivalents), which upon vesting of the related RSUs, and will be paid in a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share of Common Stock is delivered with respect to such RSUs. In the event of an extraordinary dividend (whether paid in cash or shares), the RSUs shall be adjusted to reflect the value of that dividend. RSUs do not have voting rights.

Directors who join the Board on a date other than on a Meeting Date will receive a grant of $200,000 in RSUs on the date on which the Director becomes a member of the Board, adjusted on a pro-rata basis by multiplying such award by a fraction where the numerator is the number of full and partial calendar months between such date and the next Meeting Date and the denominator is twelve.

Any voluntary election to defer compensation under Sections 3 or 4 below will be applicable to the cash payment(s) for the first calendar quarter commencing after the effective date of any election and/or to RSUs granted after the effective date of any election.

2.Additional Cash Compensation for Committee Chairs. Additional cash compensation is paid to Directors for serving as Chairs (Committee Chair Compensation) on each committee of the Board and paid to each Director in four installments following the end of each quarter of service, as set forth below:

a.Audit Committee Chair	$25,000
b.Talent, Culture, and Compensation Committee Chair	$20,000
c.Nominating and Governance Committee Chair	$15,000

3.Additional Cash Compensation for Lead Independent Director and Non-Executive Chair. Additional cash compensation is paid to Directors for serving as Lead Independent Director and Non-Executive Chair (Board Leadership Compensation) and paid to each Director in four installments following the end of each quarter of service, as set forth below:

a.Lead Independent Director	$ 40,000
b.Non-Executive Chair	$130,000

4.Voluntary Deferral of Cash Compensation. Effective April 1, 2023, Directors are permitted to make an election to have up to 100% of the cash portion of their remaining 2023 Board Compensation, Committee Chair Compensation and Board Leadership Compensation granted in Deferred Stock Units (DSUs) on the Meeting Date. Each DSU is equal in value to a share of GEHC Stock based on the closing market value on grant date. DSUs accumulate Dividend Equivalents during the deferral period which will be paid in a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share of Common Stock is delivered with respect to such DSU. In the event of an extraordinary dividend (whether paid in cash or shares), DSUs shall be adjusted to reflect the value of that dividend. DSUs do not have voting rights. Directors may elect to defer conversion of DSUs into GEHC Stock until the first business date after the:

a.last date of the Director’s Board service;
b.60th calendar month after the last date of the Director’s Board service; or
c.120th calendar month after the last date of the Director’s Board service.

5.Voluntary Deferral of RSUs. Effective April 1, 2023, Directors are permitted to make an election to defer the conversion of RSUs into GEHC Stock beyond the one year vesting date. Directors may elect to defer conversion of RSUs into GEHC Stock until the first business date after the:

a.last date of the Director’s Board service;
b.60th calendar month after the last date of the Director’s Board service; or
c.120th calendar month after the last date of the Director’s Board service.

6.Timing of Future Deferral Elections or Revocations. For 2024 and going forward, Directors may:

a.revoke any deferral election; and/or
b.make any new elections

in the calendar year before service for each future Board year begins under applicable tax rules. For example, revocations and/or elections for the May 2024-April 2025 board year will be required to be completed on or before December 31, 2023. Applicable election forms will be distributed each year.

Directors who join the Board have 30 days from their commencement of service to elect to defer up to 100% of the Board Compensation, Committee Chair Compensation and Board Leadership Compensation, as applicable and/or RSUs granted for the applicable Board year.

7.Director Liability Insurance. The Company’s directors and officer coverage indemnifies Directors for losses arising from claims made against them on the basis of actions undertaken in good faith in their capacity as Directors. The coverage is in the amount of $250 million, with $100 million solely applicable to non-indemnified acts. GE HealthCare pays the entire premium.

8.Stock Ownership Requirement. Directors are required to hold at least $625,000, which is equal to five times the Board Cash Retainer, worth of Company stock, DSUs, unvested RSUs and/or deferred RSUs while serving as Directors. Directors have five years to meet this ownership requirement.